Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-102525, 333-107022 and 333-116635) and Form S-8 (File Nos. 33-86090, 333-13355, 333-49355, 333-87855 and 333-117243) of Rent-Way, Inc., of our report dated November 19, 2003, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
December 7, 2004